Exhibit 10.5.1               OPTION AGREEMENT

which is hereby entered into between
PAULO ALVES DA SILVA, Brazilian, single, businessman, bearer of ID card RG 89.634-SSP/PA and registered at CPF/MF under no. 065.581.602-00, with address at Rua Dr. Hugo de Mendonca, no. 10, Centro, in the city of Itaituba, PA, hereinafter referred to as LICENSEE and

AURORA GOLD MINERACAO LTDA, a company registered with CNPJ under no. 07.763.340/0001-50, with its Office at Av. das Americas, no 700, bl. 8, lj. 215-A, parte, CEP: 22640-100, Barra da Tijuca, Rio de Janeiro, RJ, in this act represented by its attorney Luis Mauricio Ferraiuoli de Azevedo, Brazilian, single, lawyer, registered with the Brazilian Bar Association (RJ) under no. 80412 and registered at CPF/MF under no. 753.468.697-00, hereinafter referred to as AURORA;

WHEREAS:

A. The LICENSEE is the titleholder of certain mineral rights in areas located in the region named Garimpo Santa Isabel, Municipality of Itaituba, State of Para, comprised of Requests for Mining Permit specified as follows:

BLOCK 1 according to annex A-1 of the present instrument, and includes Requests for Mining Permit DNPM no. 850.624/94, 850.625/94, 850.626/94, 850.627/94,
850.628/94, 850.629/94, 850.630/94, 850.631/94, 850.632/94, 850.633/94,
850.634/94, 850.635/94, 850.636/94, 850.637/94, 850.638/94, 850.639/94,
850.640/94, 850.641/94, 850.642/94, 850.643/94, 850.644/94, 850.645/94,
850.646/94, 850.647/94, 850.648/94, 850.649/94, 850.650/94, 850.651/94,
850.652/94, 850.653/94, 850.654/94, 850.655/94, 850.656/94, 850.657/94,
850.658/94, 850.659/94, 850.660/94, 850.661/94, 850.662/94, 850.663/94,
850.664/94, 850.665/94, 850.666/94, 850.667/94, 850.668/94, 850.669/94,
850.670/94, 850.671/94, 850.672/94, 850.673/94, 850.674/94, 854.717/97,
854.718/97, 854.719/97, 854.720/97,854.721/97, 854.722/94, 854.723/97,
854.724/97, 854.725/97, 855.726/97, 854.727/97, 854.728/97, 854.729/97,
854.730/97, 854.731/97, 854.732/97, 854.733/97, 854.734/97, 854.735/97,
854.736/97, 854.737/97, 854.738/97.

B. The LICENSEE is also the owner of part of the possession of the property which covers the mineral rights referred to in item A above, and, for a better identification of its limits, a location plant of the property is attached to this present instrument as annex A-3.

C. The LICENSEE has been exploring in a rudimentary and continuous manner the areas of "Garimpo Santa Isabel", and is looking for an interested company with technology and resources to survey, explore and make economic use of the gold mineral reserves which may eventually exist therein.

D. The LICENSEE signed and celebrated a Memorandum of Understanding on 21NOV2005, hereinafter referred to as "MOU", whereby the LICENSEE allowed Supply Consult, a company with its Head Office in Germany at Karolinen Platz 5a, Muenchen, hereinafter referred to as "Supply", the rights to survey and acquire the mineral rights of

"Garimpo Santa Isabel", against payments, calculated and due under the terms and conditions indicated and declared therein;

E. AURORA received from Supply the information regarding the potential primary gold in "Garimpo Santa Isabel" and believes possible the existence of primary minerals and, therefore, is interested in acquiring the pertinent mineral rights;

F. Supply resolved to transfer to AURORA the rights which have been conferred upon Supply by the LICENSEE in the MOU, which the latter agrees to;

Therefore, AURORA and LICENSEE agree to execute a definitive agreement, whereby the amounts, deadlines and other clauses and conditions shall be established, and which shall hereon be in force, between the parties hereby present, and in this regard, the parties AURORA and LICENSEE agree to the following:

I. ASSESSMENT OF GARIMPO SANTA ISABEL

1. The LICENSEE, hereby and in the best form of the law, permits AURORA to execute in "Garimpo Santa Isabel", for a period of 42 (forty-two) months as from the date of this agreement, assessment work and geological survey which it deems necessary to ascertain the existence of possible primary deposits, which may be economically explored and, consequently, its interest in definitively acquiring or not the respective mineral rights and the properties in question; (the "Assessment").

2. It shall be up to AURORA to determine the nature, scope and extension of the survey works, and thus, all costs and expenses incurred therein are of its exclusive responsibility.

3. For the purposes of assuring a good execution of the Assessment, the
LICENSEE:
a) Grants to AURORA the right to occupy any of the surface areas of "Garimpo Santa Isabel", which possession he declares to have, free of claims from third parties, and AURORA is assured that in case it cannot exercise its rights due to eventual problems with surface occupants, it is hereby authorized by the LICENSEE to take legal action in this regard, and eventual expenses or compensations paid to them shall be deducted from the payments stipulated herein;
b) Authorizes AURORA to use the landing strip for airplanes and, if needed, to alter its outline and access roads, facilities and other improvements therein existing, and in this regard the parties shall sign a term of responsibility and/or a "loan for use".
c) Shall prepare a survey of the persons involved in the mining works at "Garimpo Santa Isabel" and shall present to AURORA a complete report within 90 (ninety) days from AURORA's request, but AURORA is assured that in case it cannot exercise its rights due to eventual problems with miners, it is hereby authorized by the LICENSEE to take legal action in this regard, and eventual expenses or compensations paid to them shall be deducted from the payments stipulated herein.
d) AURORA acknowledges that the surface areas of "Garimpo Santa Isabel" do not include the totality of the mineral rights referred to in BLOCK 1, therefore, in case AURORA cannot exercise its rights due to eventual problems with surface occupants, the actions resulting thereof are the responsibility of AURORA, although the LICENSEE shall assist in whatever possible.

4. The LICENSEE agrees, at the discretion of AURORA, to:
a) transfer the mineral rights of "Garimpo Santa Isabel" represented by Requests for Mining Permit to VERA LUCIA LOPES FERRAZ, Brazilian, married, businesswoman, bearer of ID no. 1816002 IFP/RJ, and registered at CPF/MF under no. 600.396.207-00, with address at Rua Barra do Mendes, no 245, casa 1, Rio de Janeiro, RJ, CEP 22753-040, under the terms of annex B 1, and the latter in the condition of depository, shall be the titleholder until when these rights can be transferred to AURORA, according to clause 10, item b below, with the mineral rights to be kept in order and good condition, until they can be assigned to AURORA or eventually returned to the LICENSEE, all this in the manner hereunder stipulated; or
b) that on the mineral rights of "Garimpo Santa Isabel" represented by Requests for Mining Permit, requests for mineral survey be requested in favour of the LICENSEE and these be transferred to AURORA, all this in the manner hereunder stipulated.

4.1 In consideration for the authorization which is now being granted to proceed with the Assessment of "Garimpo Santa Isabel", and as price, AURORA shall pay the LICENSEE for the assignment of the mineral rights and the rights of possession over their surface area, according to items A and B:

a) US$ 25,000.00 (twenty-five thousand dollars), on 21JAN2006, upon signing instrument;

b) US$ 60,000.00 (sixty thousand dollars), on 21JUL2006, provided AURORA confirms the mineral rights have priority and are in order and duly registered without any fault or pending issue which affect them negatively;

c) US$ 80,000.00 (Eighty thousand dollars), on 21JUL2007, and provided that the approval of the assignments has been published at this time for the totality of the mineral rights. In the absence of such facts, and within the referred period, the above-mentioned payment is to be suspended and shall be paid within 5 (five) days upon total compliance with such stipulations;

d) US$ 100,000.00 (one hundred thousand dollars), on 21JUL2008, and provided that the transformation of the Requests for Mining Permit into survey licenses has been published for the totality of this kind of mineral rights referred to herein. In the absence of such facts, and within the referred period, the above-mentioned payment is to be suspended and shall be paid within 5 (five) days upon total compliance with such stipulations;

e) U$ 1,500,000.00 (one million five hundred thousand dollars), on 21JUL2009, or in twelve months from the payment stipulated in item d above, whichever occurs last.

4.1.1 In addition to the price herein established, AURORA shall pay to the LICENSEE a monthly participation in the mining results which might be obtained in any of the mining rights in the GARIMPO, in a value equivalent to 1.5% (one and half percent) of the monthly net results of the primary gold production, as defined below in item 4.1.2.

4.1.2 The participation in the mining results shall be paid by the 10th (tenth) business day of the month subsequent to the production month, and the payment shall be made through a bank deposit as stipulated by the LICENSEE.

4.1.3 For the purposes specified above, the production net result shall correspond to the value of the gross revenue AURORA obtains from the sale of the gold produced by AURORA and originating from the Garimpo, being deducted the values corresponding to (i) transportation cost from the mine to the refinery;
(ii) refining cost; (iii) any and all direct taxes of any nature incurring upon the trading of the gold; and (iv) "financial compensation" as provided for in Law 7790 of December 28, 1989.

4.1.4 AURORA is entitled to the right to redeem the obligation for participation payment in the mining results upon payment, in local currency, of US$ 1,000,000.00 (one million US dollars).

4.1.4.1 The above right conferred to AURORA may be exercised at any time, by means of a notice addressed to the LICENSEE.

4.1.4.2 If AURORA exercises the right referred to in the above item, the payment referred to therein shall be made within 10 (ten) days, and the exchange rate used shall be that referred to in clause 4.2 below.

4.2 Amounts due, Conversion and Calculation: On the original due date of each of the portions, "4(a) to 4 (e)", its amount shall be converted from US dollars to Reals according to the exchange rate obtained by AURORA when effecting the foreign exchange transaction during the 30 (thirty) days prior to the payment, or, in its absence, to the average of the current commercial buying and selling exchange rates obtained on the last business day immediately prior to the date of the referred payment, as informed in the newspaper "Gazeta Mercantil" or in its absence, in another major daily newspaper.

4.2.1 The payment of the amounts shall be made:

4.2.1.1 Personally, or via deposit in bank account in Itaituba, specified as follows, or any other which the LICENSEE may indicate to AURORA, with the amounts referring to in "4(a) to 4(e) to be deposited in the LICENSEE's account:

- Paulo Alves da Silva - BANCO BRADESCO no. 237, Branch 0759-5 CC (Current Account) 018333-4;

4.2.1.2 The above bank account may only be changed up to the 5th business day immediately prior to the date of payment.

4.3 The above payments include indemnities and rentals payable to the surface occupants of the property in which AURORA conducts its survey; in case any surface occupant other than the LICENSEE is found in those areas, the LICENSEE, in view of the Block in question, should obtain for AURORA access to survey and the right to mining, without onus; otherwise, AURORA may take legal action in this regard and deduct all and any expense which it may incur from the above referred payments.

II TEMPORARY SUSPENSION

5. If for any reason beyond its control, including, but not limited to, the invasion of "Garimpo Santa Isabel" by third parties and impossibility of access to same due to resistance of its proprietors and/or occupants, AURORA is obstructed from executing mineral research works therein, it shall have the right to suspend work for the period of time which the obstruction lasts.

6. Should this occur, AURORA shall immediately: (i) notify the facts to the LICENSEE and (ii) adopt, if the nature of the circumstance so allows and with the cooperation of the LICENSEE, including the provisions of item 3 above, all measures within its reach to overcome such obstruction and resume work.

7. During the period of suspension of works, the deadlines for conclusion of the Assessment and for payment of the instalments of the price referred to in clauses 4(c) to 4(e) shall be extended by a period equal to the suspension.

III COMPATIBILITY BETWEEN SURVEY WORKS AND MINING WORKS

8. During the geological assessment stage of the "Garimpo Santa Isabel" referred to in Chapter I above, the LICENSEE may develop mining works therein, provided such mining work does not interfere with the survey activities by AURORA and there is no increase in the production fronts (volume of gold recovered) previously developed and, further:

a) its object is exclusively extractable gold; gold panning, prospecting and collecting.
b) it is limited to open sky works;
c) it is limited to a depth not exceeding 25 (twenty-five) meters of the surface quota;
d) does not employ more workers than those involved to date.

IV. THE IMPROVEMENT OF THE MINERAL RIGHTS

9. The parties are aware that part of the mineral rights held by the LICENSEE to pursue what is stipulated in this instrument, may be converted into survey license, that is, they will be the object of requests for survey license, and the requests for mining permits on the "Garimpo Santa Isabel" as listed in item A above may be extinct or discontinued.

10. It is the undertaking of all parties that, jointly, they will work to obtain as soon as possible:

a) The issue of environmental licenses and the proper assignment of mining permits for conversion into survey licenses, issue of survey licenses, for "Garimpo Santa Isabel" for the areas object of the requests still under examination by DNPM;

b) The proper transformation of the requests for mining permits already assigned and those to be assigned into authorization of mineral survey, according to current legislation.

11. For the purposes contained in clause 10 above, the LICENSEE shall give representation powers to AURORA and its lawyer, in the form of annex C1, before DNPM and the environmental agency of the state of Para, which commits not to object, and to facilitate regarding the transfer, conversion, assent, regarding said mineral rights, and the survey work done by and for AURORA or by and for whomever it indicates, without any onus.

12. The expenses incurred for the purposes of this Chapter IV, including, among other things, obtaining environmental licences, payment of taxes and fess, shall be for AURORA's account.

V ANTECIPATED RESCISION OF THE AGREEMENT

13. AURORA shall have the right, with a notice addressed to the LICENSEE, to denounce this Agreement and consider it terminated in all or in part, if:

a) The Requests for Mining Permits (PLG's) are not granted or if the conversion of said PLG's into authorization(s) are denied by DNPM;
b) the DNPM refuses to approve the assignment in its favour of the mineral rights referred to in Chapter I above;
c) At its exclusive discretion, the results of the geological assessment, even if partial, indicate the inexistence or insufficiency of gold reserve for economical industrial use.

13.1 Occurring either of the situations above, the agreement shall be immediately deemed rescinded, and the parties shall be free from the undertakings yet to be due, which both parties reciprocally hereby undertook, and none of the party is entitled to any indemnity or compensation of any nature by virtue of the resulting rescission.

13.2 Still in those situations, AURORA:

a) Shall not be entitled to the reimbursement of any amounts previously paid to the LICENSEE or spent in the survey works;
b) Shall be dispensed from effecting any payment still to be due,
c) Shall withdraw from the surface areas of "Garimpo Santa Isabel", returning the mineral rights granted in the state they are back to the LICENSEE;
d) Shall, within 30 (thirty) days from the date of notice of rescission and independently of any payment, supply to the LICENSEE the technical information generated in the course of its survey works.

VI RETURN OF THE MINERAL RIGHTS

14. At any time during the assessment period, if the results of the assessment are unfavourable, and the measures referred to in Chapter I above are unsuccessful, AURORA may notify the LICENSEE so that it receives in return the rights to the mining permits referred to herein. In case the LICENSEE, after 60 days from the notification, has not done so, that is, has not provided the required documentation in this regard, AURORA may dispose of those rights as it deems fit, giving them up or assigning to third parties.

VII OTHER OBLIGATIONS

15. As provided for in this agreement, the LICENSEE is obliged to, besides other obligations undertaken with AURORA,

a) Care for the proper handling of the survey requests and mining permits and comply adequately with all the requirements which are requested by the competent authorities regarding the assignment of Permits, obtaining survey licenses or mining resolutions;
b) Execute the mining works in strict obedience to the pertinent legal and regulating norms, observing the limitations covered in Chapter III above;
c) Adopt all measures within its reach to guarantee that AURORA may execute its mineral survey by avoiding or stopping the invasion of "Garimpo Santa Isabel" by third parties;
d) Supply to AURORA, whenever requested, geological data and information regarding "Garimpo Santa Isabel", which have been obtained in the course of the mining works.

16. As provided for in this agreement, AURORA is obliged to, besides other obligations undertaken with the LICENSEE:

a) Follow up with DNPM all processes listed in item A, from the date when the survey requests and/or assignments, and/or conversions of the mining permits into survey authorizations were submitted;
b) Care for the proper handling of the requests referred to in item (a) above and comply, if necessary, with the cooperation of the LICENSEE, all the requirements which are requested by the competent authorities regarding the assignment of survey authorizations;
c) Effect full payment (i) of all expenses necessary to obtain the environmental licenses required for the assignment of the survey authorizations referred to in clause 10 above, and (ii) all taxes and fees necessary for the assignment of such survey authorizations;
d) Executive mineral survey works in strict compliance with the pertinent legal norms;

VIII GENERAL CONDITIONS

17. IRREVOCABILITY - Except as provided for in clause 13 above, this agreement is signed in an irrevocable manner, and the LICENSEE is obliged not to alienate or promise to alienate, in any way or form, not to burden nor abandon the mineral rights object of this agreement.

18. ASSIGNMENT AND TRANSFER - The LICENSEE hereby agrees and has nothing to oppose that the rights hereby conferred to AURORA in this agreement may in part or in whole be transferred, assigned, alienated, sold to third parties at the exclusive discretion of AURORA, which may also associate with others for the compliance of this agreement, however, AURORA, in case of assignment, alienation, sale and or total transfer of the rights hereby conferred, shall include a clause in this regard, and notify the LICENSEE of its decision.

19. CONFIDENTIALITY - Except if required by law or by Stock Exchange regulation, the parties shall maintain strict confidentiality of the terms and conditions of this agreement and shall not disclose to third parties, in any form, oral or written, information regarding the mining or survey works, or their results, without the prior consent in writing of the other non-disclosing party. Each party shall demand from its representatives, employees, consultants and service providers identical confidentiality agreement.

20. COMMUNICATIONS/CITATIONS - All communications and notices transmitted under the terms of this agreement are to be made in writing and delivered personally or transmitted by cable to the addresses indicated in the preamble of this agreement, or to any other place that each of the party indicates, in the form indicated in this clause, and to this effect the present clause is irrevocable, without any possibility of revocation until all the obligations herein established have been complied with.

21. AMENDMENTS - Any amendment to this agreement shall be made in writing and signed by the parties hereby represented.

22. ARBITRATION - The partners elect the Main Court of the city of Rio de Janeiro, State of Rio de Janeiro, to resolve any doubts deriving from this agreement which can not be resolved amicably.

IN WITNESS WHEREOF, the parties execute this instrument in 3 (three) counterparts of identical tenor and form, in the presence of two witnesses who also subscribe this instrument.

Belem, January 20, 2006



(Signed)                                     (Signed)
PAULO ALVES DA SILVA                         AURORA GOLD MINERACAO LTDA.


WITNESSES:
1)                                                2)
Name:                                             Name:
Identity Card No.:                                Identity Card No.:


Seal and stamp of Notary Public signed in Itaituba on 24JAN06 authenticating the signature of Paulo Alves da Silva

                                                                       Annex B 1

TO THE DIRECTOR OF THE NATIONAL DEPARTMENT OF MINERAL PRODUCTION (DNPM)

850.624/94          850.642/94          850.660/94          854.720/97
850.625/94          850.643/94          850.661/94          854.721/97
850.626/94          850.644/94          850.662/94          854.722/97
850.627/94          850.645/94          850.663/94          854.723/97
850.628/94          850.646/94          850.664/94          854.724/97
850.629/94          850.647/94          850.665/94          854.725/97
850.630/94          850.648/94          850.666/94          854.726/97
850.631/94          850.649/94          850.667/94          854.727/97
850.632/94          850.650/94          850.668/94          854.728/97
850.633/94          850.651/94          850.669/94          854.729/97
850.634/94          850.652/94          650.670/94          854.730/97
850.635/94          850.653/94          850.671/94          854.731/97
850.636/94          850.654/94          850.672/94          854.732/97
850.637/94          850.655/94          850.673/94          854.733/97
850.638/94          850.656/94          850.674/94          854.734/97
850.639/94          850.657/94          854.717/97          854.735/97
850.640/94          850.658/94          854.718/97          854.736/97
850.641/94          850.659/94          854.719/97          854.737/97
                                                            854.738/97

PAULO ALVES DA SILVA, Brazilian, single, businessman, bearer of ID card RG 89.634-SSP/PA and registered at CPF/MF under no. 065.581.602-00, with address at Rua Dr. Hugo de Mendonca, no. 10, Centro, in the city of Itaituba, PA, hereinafter referred to as ASSIGNOR and VERA LUCIA LOPES FERRAZ, Brazilian, married, businesswoman, registered at CPF under no. 600.396.207-00, with ID card no. RG 1816002 IFP/RJ, with address at Rua Barra do Mendes, no. 245, casa 01, RJ, CEP 22753-040, hereinafter referred to as ASSIGNEE, hereby inform and request the following

On 20JAN06, the ASSIGNOR, applicant of the above-mentioned mineral rights, executed with the ASSIGNEE an "Agreement of Assignment of Mineral Rights", transferring to the latter the aforesaid mineral rights, in accordance with the document submitted to this DNPM as per annex I, and as such, the parties hereby present resolve to apply for the filing and registry of the requests for assignment and registration of the transfer.

We remain,
Requesting your approval,

Belem, January 20, 2006
(Signed)
PAULO ALVES DA SILVA                              VERA LUCIA LOPES FERRAZ
Seal and stamp of Notary Public signed in Itaituba on 24JAN06 authenticating the signature of Paulo Alves da Silva

                PRIVATE AGREEMENT FOR THE ASSIGNMENT AND TRANSFER
                          OF MINERAL RIGHTS AS FOLLOWS:


PAULO ALVES DA SILVA, Brazilian, single, businessman, bearer of ID card RG 89.634-SSP/PA and registered at CPF/MF under no. 065.581.602-00, with address at Rua Dr. Hugo de Mendonca, no. 10, Centro, in the city of Itaituba, PA, hereinafter referred to as ASSIGNOR and VERA LUCIA LOPES FERRAZ, Brazilian, married, businesswoman, registered at CPF under no. 600.396.207-00 and ID card no. RG 1816002 IFP/RJ, with address at Rua Barra do Mendes, no. 245, casa 01, RJ, CEP 22753-040, hereinafter referred to as ASSIGNEE

WHEREAS the ASSIGNOR is the titleholder of the REQUEST FOR MINING PERMITS, DNMP no. 850624/94, 850.625/94, 850.626/94, 850.627/94, 850.628/94, 850.629/94,
850.630/94, 850.631/94, 850.632/94, 850.633/94, 850.634/94, 850.635/94,
850.636/94, 850.637/94, 850.638/94, 850.639/94, 850.640/94, 850.641/94,
850.642/94, 850.643/94, 850.644/94, 850.645/94, 850.646/94, 850.647/94,
850.648/94, 850.649/94, 850.650/94, 850.651/94, 850.652/94, 850.653/94,
850.654/94, 850.655/94, 850.656/94, 850.657/94, 850.658/94, 850.659/94,
850.660/94, 850.661/94, 850.662/94, 850.663/94, 850.664/94, 850.665/94,
850.666/94, 850.667/94, 850.668/94, 850.669/94, 850.670/94, 850.671/94,
850.672/94, 850.673/94, 850.674/94, 854.717/97, 854.718/97, 854.719/97,
854.720/97, 854.721/97, 854.722/97, 854.723/97, 854.724/97, 854.725/97,
854.726/97, 854.727/97, 854.728/97, 854.729/97, 854.730/97, 854.731/97,
854.732/97, 854.733/97, 854.734/97, 854.735/97, 854.736/97, 854.737/97,
854.738/97.

WHEREAS the above-mentioned Requests for Mining Permits, herein referred to as Mining Rights, are free and clear of any claims, liens or encumbrances;

WHEREAS the ASSIGNOR wishes to assign to the ASSIGNEE the Mineral Rights, and the latter being in agreement with such transfer, the Parties agree to execute this Agreement of Assignment and Transfer of Mineral Rights, in accordance with the following clauses and conditions:

1. By this present private agreement entered into, and as prescribed by law, the ASSIGNOR assigns and transfer to the ASSIGNEE the Mineral Rights, as they are in fact assigned and transferred, in a definitive manner.

2. It is up to the ASSIGNEE to verify with the DNPM the correctness, validity and legal status of the Mineral Rights now being assigned, and it is agreed that this present instrument will automatically loose any legal effect with regard to any of the Mineral Rights which for any reason are denied or declined by the DNPM, and as such nothing shall be alleged against the ASSIGNOR, and the parties shall mutually endeavour their best efforts to obtain the registration of the assignment now being agreed upon.

3. It is the responsibility of the ASSIGNEE, independently of the registration of the Mineral Rights referred to herein, to pay all and any taxes or expenses.

4. The ASSIGNOR hereby grants the ASSIGNEE, with regard to the Mineral Rights, full representation powers with the DNPM - National Department of Mineral Production, the Ministry of Mines and Energy, the State Secretary for Environment of the State of Para, and IBAMA - the Brazilian Institute of Environmental and Renewable Natural Resources, with full powers to request and apply for the registration of the assignment, provide declarations and clarifications, to sign, present or withdraw any document, to meet requirements, make payments, receive the correspondent receipts, to ratify or rectify, or to compromise as well as to practice any and all acts necessary for the good compliance of the powers herein granted.

5. This present instrument is irrevocable and the signatories, their heirs or successors, are obliged to comply with the terms and conditions set forth herein, and any previous document signed between the parties with the object being the assignment and transfer of the Mineral Rights referred to herein shall be null and void.

6. The Parties hereby agree that any and all dispute arising from this agreement shall be resolved at the Main Court of the city of Rio de Janeiro, with the waiver of any other, prevailing over any others.

IN WITNESS WHEREOF, the parties execute this instrument in 3 (three) counterparts of identical tenor and form, in the presence of the witnesses below, who also subscribe this instrument.

Belem, January 20, 2006


(Signed)                                          (Signed)
PAULO ALVES DA SILVA                              VERA LUCIA LOPES FERRAZ

Witnesses:
1)                                                2)


Seal and stamp of Notary Public signed in Itaituba on 24JAN06 authenticating the signature of Paulo Alves da Silva

                                                                      ANNEX C 1.

                                POWER OF ATTORNEY


PAULO ALVES DA SILVA, Brazilian, single, businessman, bearer of ID card RG 89.634-SSP/PA and registered at CPF/MF under no. 065.581.602-00, with address at Rua Dr. Hugo de Mendonca, no. 10, Centro, in the city of Itaituba, PA, appoints as his attorney Luis Mauricio Ferraiuoli de Azevedo, Brazilian, single, lawyer, registered with the Brazilian Bar Association (RJ) under n 80412, and registered at CPF under no 753. 468.697-00, granting him powers to represent him in the condition of titleholder of certain mineral rights in the location named Garimpo Santa Isabel, in the Municipality of Itaituba, PA, comprised of Requests for Mining Permit specified as follows: DNPM no. 850.624/94, 850.625/94, 850.626/94, 850.627/94, 850.628/94, 850.629/94, 850.630/94, 850.631/94,
850.632/94, 850.633/94, 850.634/94, 850.635/94, 850.636/94, 850.637/94,
850.638/94, 850.639/94, 850.640/94, 850.641/94, 850.642/94, 850.643/94,
850.644/94, 850.645/94, 850.646/94, 850.647/94, 850.648/94, 850.649/94,
850.650/94, 850.651/94, 850.652/94, 850.653/94, 850.654/94, 850.655/94,
850.656/94, 850.657/94, 850.658/94, 850.659/94, 850.660/94, 850.661/94,
850.662/94, 850.663/94, 850.664/94, 850.665/94, 850.666/94, 850.667/94,
850.668/94, 850.669/94, 850.670/94, 850.671/94, 850.672/94, 850.673/94,
850.674/94, 854.717/97, 854.718/97, 854.719/97, 854.720/97, 854.721/97,
854.722/97, 854.723/97, 854.724/97, 854.725/97, 854.726/97, 854.727/97,
854.728/97, 854.729/97, 854.730/97, 854.731/97, 854.732/97, 854.733/97,
854.734/97, 854.735/97, 854.736/97, 854.737/97, 854.738/97, with ample and general powers to: take all necessary steps to receive, transfer and assign, whether free or in payment, the Requests for Mining Permits, who may apply whatever is necessary, including request for transformation of the same requests into mineral research licenses or agree with the mineral survey on the same areas, transfer or assign, whether free or not, as well as visit, and so practice such acts, and further in this regard, contact the DNPM, the Ministry of Mines and Energy, the Brazilian Institute of Environmental and Renewable Natural Resources, SECTAM, and federal, state and municipal agencies, Notary Public offices and Government Registries in general, with powers also to sub-establish this Power of Attorney, in all or in part, which is signed irrevocably.

Itaituba, January 20, 2006


(Signed)
PAULO ALVES DA SILVA

Seal and stamp of Notary Public signed in Itaituba on 24JAN06 authenticating the signature of Paulo Alves da Silva